EXHIBIT (a)(1)

                           Offer to Purchase For Cash
                     All Outstanding Shares of Common Stock

                                       of

                              COHOES BANCORP, INC.

                                       at

                              $16.50 Net per Share

                                       by

                            AMBANC HOLDING CO., INC.

              The Offer and withdrawal rights will expire at 12:00
               midnight, New York time, on Wednesday, September 6,
                       2000, unless the Offer is extended.
--------------------------------------------------------------------------------

         Ambanc is offering to purchase all of the outstanding shares of common stock of Cohoes Bancorp, Inc. with the intent to acquire control of, and ultimately the entire equity interest in, Cohoes. Upon the consummation of the Offer, Cohoes would be merged into Ambanc and each share of Cohoes common stock that was not tendered in the Offer would be purchased for $16.50 in cash, subject to appraisal rights available under Delaware law.

         Ambanc believes its Offer provides you with greater value for your shares of Cohoes common stock than the proposed sale of Cohoes to Hudson River Bancorp, Inc. announced on April 25, 2000. Ambanc is offering $16.50 per share in cash. That price represents a 19% premium over the value you would receive for your shares in the proposed sale to Hudson River, based on the closing price of Hudson River on August 4, 2000 and based on the terms of that proposed sale in which you would receive 1.185 shares of Hudson River stock for each share of Cohoes stock you own.

         Ambanc's Offer also provides you with a better value than what has been offered to you by TrustCo Bank Corp of NY, which is offering shares of its own common stock in exchange for your shares of Cohoes common stock. TrustCo would give you shares of TrustCo stock worth $16.00 for each share of Cohoes stock. You may have already received TrustCo's offer, and you should read it carefully and decide what represents a more attractive offer for your shares of Cohoes stock -- $16.00 in TrustCo stock -- or $16.50 in cash from Ambanc.

         We are not asking you for a proxy and you are requested not to send us a proxy. Ambanc is separately soliciting proxies from Cohoes shareholders to vote against the proposed sale of Cohoes to Hudson River. Such solicitation of proxies is being made pursuant to proxy solicitation materials being mailed separately.
--------------------------------------------------------------------------------

          Ambanc's Offer is subject to conditions, including the Cohoes shareholders not approving the proposed sale of Cohoes to Hudson River and the valid termination of the stock option granted to Hudson by Cohoes. The conditions are listed under "Certain Conditions of the
                               Offer." See page 20

                  Questions and requests for assistance may be
                      directed to the Information Agent for
                                 Ambanc's Offer:

                              D.F. King & Co, Inc.
                                 77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll Free: 1-800-487-4870

              The date of this Offer to Purchase is August 9, 2000

                                TABLE OF CONTENTS

SUMMARY TERM SHEET................................................................................................3
INTRODUCTION......................................................................................................7
THE OFFER.........................................................................................................9
1. Terms of the Offer; Expiration Date............................................................................9
2. Acceptance for Payment and Payment for Shares.................................................................10
3. Withdrawal Rights.............................................................................................11
4. Procedure for Tendering Shares................................................................................12
5. Certain Federal Income Tax Consequences.......................................................................15
6. Price Range of Shares.........................................................................................16
7. Effect of the Offer on the Market for the Shares and Exchange Act Registration................................17
8. Certain Information Concerning Cohoes.........................................................................17
9. Certain Information Concerning Ambanc.........................................................................18
10. Background of the Offer; Contacts with Cohoes................................................................19
11. Purpose of the Offer; Plans for Cohoes.......................................................................20
12. Certain Conditions of the Offer..............................................................................20
13. Appraisal Rights.............................................................................................26
14. Source and Amount of Funds...................................................................................27
15. Dividends and Distributions..................................................................................28
16. Treatment of Cohoes Stock Options and Employee Stock Ownership Plan..........................................28
17. Certain Legal and Regulatory Matters; Approvals..............................................................28
18. Fees and Expenses............................................................................................30
19. Miscellaneous................................................................................................30
SCHEDULE I   -  DIRECTORS AND OFFICERS OF AMBANC ................................................................32
SCHEDULE II  -  SCHEDULE OF SHARES OWNED AND TRANSACTIONS IN
                SHARES DURING THE PAST 60 DAYS BY AMBANC.........................................................36
SCHEDULE III -  SECTION 203 OF THE DELAWARE GENERAL CORPORATION
                LAW..............................................................................................37

                           FORWARD LOOKING STATEMENTS

         This document may contain forward-looking statements concerning the financial condition and business of Ambanc following the consummation of its proposed acquisition of Cohoes, the anticipated financial and other benefits of such proposed acquisition and the plans and objectives of Ambanc's management following such proposed acquisition. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements. We caution that such statements may be subject to a number of risks and uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:(i) competitive pressure among financial services companies may increase significantly; (ii) adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of the company; (iii) general economic conditions, whether nationally or in the market areas in which Ambanc and Cohoes conduct business, may be less favorable than expected; (iv) legislation or regulatory changes may adversely affect the businesses in which Ambanc and Cohoes are engaged; or (v) adverse changes may occur in the securities markets. Ambanc does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                               SUMMARY TERM SHEET

         This Summary Term Sheet will explain to you the important terms of our offer. The information here serves only as an introduction and we urge you to carefully read the remainder of this document and the accompanying Letter of Transmittal to fully understand our offer.

PRINCIPAL TERMS - See Section 1 "Terms of the Offer; Expiration Date"

o We are offering to buy all of the outstanding shares of common stock of Cohoes Bancorp, Inc.

o The price we are offering to pay is $16.50 per share in cash, net to you. That means that you will not have to pay brokerage fees or commissions.

o Our offer will expire at 12:00 midnight, New York City time, on Wednesday, September 6, 2000, unless we extend the offer.

o If we decide to extend our offer, we will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the offer.

AMBANC'S CAPACITY TO PURCHASE COHOES

o We currently have over $200 million in securities held available-for-sale, which is more than adequate to pay for the acquisition of Cohoes. See
     Section 14 "Source and Amount of Funds."

CONDITIONS OF AMBANC'S OFFER

         We are not required to complete our offer and purchase any Cohoes shares unless:

o the Cohoes shareholders do not approve the proposed sale of Cohoes to Hudson River Bancorp, Inc. ("Hudson River"), which is scheduled to be voted on at a special meeting of shareholders on August 17, 2000;

o the Boards of Directors of Cohoes and Hudson River terminate the merger agreement between Cohoes and Hudson River;

o the stock option agreement between Cohoes and Hudson River is terminated and Hudson River surrenders to Cohoes the option granted to Hudson River under that agreement;

o enough shares of Cohoes stock are tendered to us to give us a majority of the outstanding Cohoes shares (on a fully diluted basis), including the shares of Cohoes stock that we already own;

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o    Cohoes executes a definitive merger agreement with us that will provide for the merger of Cohoes with and into Ambanc pursuant to which each untendered Share would be purchased at the same price we paid in our offer -- $16.50 in cash, subject to appraisal rights available under Delaware law;

o    We receive all required regulatory approvals to acquire Cohoes; and

o We are satisfied that the anti-takeover provisions in Cohoes Certificate of Incorporation and Bylaws and the provisions of Section 203 of the Delaware General Corporation Law will not prevent us from consummating the merger to acquire any untendered shares at the same price we paid in our offer -- $16.50 in cash, subject to appraisal rights available under Delaware law.

         These  conditions  and other  conditions  to our offer are described in
Section 12 "Certain Conditions of the Offer," starting on page 20 of this document.

YOUR BOARD OF DIRECTORS  MAY DELAY  SATISFACTION  OF CERTAIN  CONDITIONS  TO OUR
OFFER

o Several of the conditions to our offer will require action by the Cohoes Board of Directors. See Section 12 "Conditions of the Offer." There can be no assurance that the Cohoes Board will take action to cause the satisfaction of these conditions.

EXPECTED TIME OF COMPLETION OF OUR OFFER

o One of the conditions to our offer is that the Boards of Directors of Cohoes and Hudson River terminate the merger agreement between Cohoes and Hudson River. The timing of completion of our offer will depend on when that termination occurs. If the Cohoes shareholders do not approve the proposed sale to Hudson River, the Cohoes Board will have the right to terminate the merger agreement. If Cohoes terminates the merger agreement promptly after the Cohoes shareholders fail to approve the proposed sale to Hudson River, our offer could close in the first quarter of 2001.

o If the Hudson River-Cohoes merger agreement is not terminated until February 28, 2001, which is the earliest date that Cohoes or Hudson can otherwise terminate the agreement, our offer could close in the second quarter of 2001. These schedules assume that the Cohoes Board of Directors promptly cooperates with us following termination of the Hudson-Cohoes merger agreement. However, the Cohoes Board may try to delay our offer. By tendering your shares, you will be sending a message to Cohoes management and the Cohoes board that you want Cohoes to participate in a combination with us.

PURPOSE OF OUR OFFER - See Section 11 "Purpose of the Offer; Plans for Cohoes"

o Our purpose in making this offer is to acquire control of, and ultimately the entire equity interest in, Cohoes. We intend to achieve this by first offering to purchase all outstanding Shares and then merging Cohoes into Ambanc by purchasing all untendered Shares at the same price paid in the offer -- $16.50 in cash, subject to appraisal rights available under Delaware law.

o We desire to acquire Cohoes because we believe that the acquisition of Cohoes will produce substantial benefits for us, including earnings accretion of approximately 78% resulting from fully implemented cost reductions and the leverage of excess capital. We expect that an acquisition of Cohoes would enable us grow our balance sheet, leverage our capital, increase our market share, penetrate attractive markets and add growth branches.

PROCEDURES FOR TENDERING - See Section 4 "Procedures for Tendering Shares"

         If you wish to accept our offer, this is what you must do:

o If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to D.F. King & Co., Inc., who is acting as the "Depositary" for the offer or follow the procedures described in this document for book-entry transfer. These materials must reach the D.F. King before the offer expires. Detailed instructions are contained in the Letter of Transmittal.

o If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your Cohoes shares using the enclosed notice of guaranteed delivery. Please call our information agent, D.F. King & Co., Inc., toll free at 800-487-4870 for assistance. See Section 4 "Procedures for Tendering Shares" for further details.

o If you hold your Cohoes shares in "street name" through a broker or bank, you should contact your broker or bank and give instructions that your Cohoes shares be tendered before the expiration date of the offer.

WITHDRAWAL RIGHTS

o If, after tendering your Cohoes shares, you decide that you do NOT want to accept our offer, you can withdraw your shares by instructing the Depositary. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 3 "Withdrawal Rights" for further details.

o You may withdraw your shares at any time before the offer expires. In addition, you may withdraw your shares at any time after October 10, 2000, even though this would be after the Expiration Date (unless extended), if we have not yet accepted and paid for your shares.

DIVIDENDS AND VOTING RIGHTS WITH RESPECT TO TENDERED SHARES

o Until we accept your shares of Cohoes stock for purchase at the completion of our offer, you will be entitled to receive any dividends paid on your tendered shares of Cohoes stock and you will continue to have the right to vote your tendered shares. Once we complete our offer and purchases all shares of Cohoes stock tendered by you in the offer and not withdrawn, we will own those shares and will have all dividend and voting rights with respect to those shares.

FEDERAL INCOME TAX CONSEQUENCES

o If you tender your shares and we complete the offer and purchases the shares, that will be a taxable event for you for federal income tax purposes, and may also be a taxable transaction under applicable state, local and foreign tax laws. See Section 5 "Certain Federal Income Tax Consequences" for further details.

IMPORTANT INFORMATION

o Before deciding whether to tender your shares, you should obtain and carefully review the documents mailed to you by Cohoes and Hudson River and by TrustCo Bank Corp NY because those documents provide information about the proposed sale of Cohoes to Hudson River and TrustCo's stock exchange offer for your Cohoes shares.

STOCK PRICE

o On July 26, 2000, the last day on which Cohoes common stock (symbol: COHB) was traded prior to our announcement of our intention to commence the offer, the reported closing price for Cohoes on the Nasdaq was $13.938.

o On August 4, 2000, the reported closing price for Cohoes on the Nasdaq was $14.375. Based on the closing price of Hudson River (symbol: HRBT) common stock on August 4, 2000 of $11.6875 and the 1.185 to 1 exchange ratio in the proposed sale to Hudson River, you would receive an implied value of $13.85 per Cohoes share if the proposed sale to Hudson River is approved. You can obtain current stock price quotations for Cohoes and Hudson from a newspaper, on the Internet or by calling your broker.

QUESTIONS

o    If you have questions about our offer, you can call the Information Agent:

                              D.F. King & Co., Inc.
                         Call Toll Free: 1-800-487-4870


                 -----------------------------------------------

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         This brief  introduction  does not contain all of the information  that should be important to you. You should carefully read this entire document to fully understand the offer.

                                  INTRODUCTION

         On April 25, 2000, Cohoes Bancorp, Inc. ("Cohoes") and Hudson River Bancorp, Inc. ("Hudson River") announced that they had entered into a merger agreement in which Hudson River would be the surviving corporation and each share of common stock of Cohoes would be exchanged for 1.185 shares of Hudson River common stock.

         Ambanc Holding Co., Inc. ("Ambanc") would also like to acquire Cohoes, and Ambanc believes it can offer the Cohoes shareholders a better value for their shares than they would get in the proposed sale to Hudson River. Following announcement of the proposed sale to Hudson River, Ambanc reviewed its strategic options for acquiring Cohoes.

         On June 15, 2000 Ambanc made an acquisition proposal to the Cohoes Board of Directors in which Ambanc would purchase the outstanding shares of Cohoes for $14.75 per share in cash. The Cohoes Board rejected Ambanc's proposal. On June 23, 2000, Ambanc increased its proposed price to $15.25 per share in cash. This proposal was also rejected by Cohoes.

         Having failed to persuade the Cohoes Board that it could offer the Cohoes shareholders a better deal than Hudson River was giving them, on July 27, 2000, Ambanc announced its intention to commence a tender offer to purchase each outstanding share of Cohoes for $16.50 per share in cash.

         Ambanc hereby offers to purchase all of the outstanding shares of common stock, par value $.01 per share of Cohoes (referred to herein as the "Shares") at $16.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The purpose of Ambanc's Offer is to allow Ambanc to acquire control of Cohoes, and ultimately to merge Cohoes into Ambanc. Upon the consummation of Ambanc's Offer, Cohoes would be merged into Ambanc and each share of Cohoes common stock that was not tendered in Ambanc's Offer would be purchased for $16.50 in cash, subject to appraisal rights under Delaware law.

         Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Ambanc pursuant to its Offer. Shareholders, however, may incur fees associated with the tendering of shares in custodial or other beneficiary accounts. Ambanc will pay all charges and expenses of D.F. King & Co., Inc. in its capacity as both the "Depositary" and the "Information Agent" incurred in connection with the Offer. There are no dealer managers in connection with the Offer.

         Based on the closing price of Hudson River's common stock on the Nasdaq on July 26, 2000 (the last trading day before the announcement of Ambanc's Offer), the$16.50 per Share being offered by Ambanc represents more than a 17% premium over the implied value of the proposed sale to Hudson River of $14.07 (based on the 1.185 to 1 exchange ratio in that transaction and the $11.875 closing price of Hudson common stock on July 26, 2000). Because the number of shares of Hudson River stock that holders would receive in the sale to Hudson River is fixed, the value holders of Shares would receive in a sale to Hudson River will change based on changes in the market prices of the Hudson River stock, however, the value of Ambanc's Offer will remain fixed at $16.50 in cash per Share.

         The total value of Ambanc's Offer is approximately $131,000,000. The total value offered to holders of Shares under the proposed sale to Hudson River was approximately $91,000,000 at the time that transaction was announced, based on the closing price of Hudson River on April 25, 2000, the last trading day before the merger was announced. Based on the closing price of Hudson River on August 4, 2000, the sale to Hudson River offers approximately $21,000,000 less value to the Cohoes shareholders than Ambanc's Offer as of August 4, 2000.

         The $16.50 per Share consideration offered pursuant to Ambanc's Offer also represents a premium over what has been offered to the Cohoes shareholders by TrustCo Bank Corp of NY ("TrustCo"), which is offering to exchange shares of its own common stock worth $16.00 for each Share. Again, the total value of Ambanc's Offer is approximately $131,000,000. THE TRUSTCO OFFER IS VALUED AT APPROXIMATELY $ 127,000,000 --- $4,000,000 LESS TO COHOES SHAREHOLDERS AT THE TIME THE TRUSTCO OFFER WAS ANNOUNCED.

         The purpose of Ambanc's Offer is to acquire control of, and ultimately the entire equity interest in, Cohoes and to consolidate the operations of Cohoes and Ambanc to achieve operational efficiencies and cost savings. Ambanc would not make the Offer if it could not effect a merger of Ambanc and Cohoes and, consequently, the Offer is conditioned upon the removal of various impediments to consummation of such a merger. As soon as practicable after consummation of the Offer, Ambanc intends to cause to occur: (i) the merger of Cohoes with and into Ambanc or a subsidiary of Ambanc pursuant to which each outstanding Share (except for Shares held in Cohoes's treasury and Shares that Ambanc owns for its own account) would be purchased for $16.50 in cash, subject to appraisal rights available under Delaware law (the "Ambanc-Cohoes Merger"), and (ii) the integration of the operations of Cohoes Savings Bank, the wholly-owned subsidiary of Cohoes, with those of Mohawk Community Bank, the wholly-owned subsidiary of Ambanc.

         The Offer does not entitle Cohoes shareholders to appraisal rights with respect to the Shares. Cohoes shareholders who have not validly tendered their Shares in the Offer and do not vote in favor of the Ambanc-Cohoes Merger will have the right under Delaware law to dissent and demand appraisal of their Cohoes shares in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL"). See Section 13 "Appraisal Rights" for further details.

         Ambanc reserves the right, following completion or termination of the Offer, to acquire Shares through open market purchases, privately negotiated transactions, a merger or other business combination or any combination of the foregoing.

         CONSUMMATION OF THE OFFER IS SUBJECT TO A NUMBER OF CONDITIONS THAT ARE DESCRIBED IN SECTION 12. AMBANC EXPRESSLY RESERVES THE RIGHT TO WAIVE ANY ONE OR MORE OF THE CONDITIONS TO THE OFFER.

         THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.


                                    THE OFFER

         1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Ambanc will accept for payment and pay for all of the outstanding Shares tendered on or before the Expiration Date (as defined below) and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, September 6, 2000, unless Ambanc, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Ambanc, shall expire. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

         If any or all of the conditions set forth in Section 12 are not satisfied prior to the Expiration Date, Ambanc may elect to (i) extend the Offer and retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer (including any rights of tendering shareholders to withdraw their Shares), (ii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders or (iii) waive any or all conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), accept for payment all Shares validly tendered. Ambanc does not presently intend to waive any of the conditions, however, Ambanc reserves the right to waive any or all conditions.

         Ambanc expressly reserves the right, in its sole judgment, at any time or from time to time, and regardless of whether any of the events set forth in
Section 12 shall have occurred or shall have been determined by Ambanc to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by Ambanc in this paragraph are in addition to Ambanc's rights to terminate the Offer pursuant to Section 12. Any such extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. The manner in which Ambanc will make such public announcement may, if appropriate, be limited to a release to the Dow Jones News Service. The reservation by Ambanc of the right to delay acceptance for payment of or payment for any Shares is subject to the provisions of applicable law, which require that Ambanc pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after termination or withdrawal of the Offer.

         If Ambanc decides to increase or decrease the consideration offered in the Offer, and if at the time that notice of such increase or decrease is first published, sent or given to holders of Shares in the manner specified above, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such period of ten business days. If Ambanc waives any material condition to the Offer, or amends the Offer in any other material respect, Ambanc will extend the Offer and disseminate additional tender offer materials to the extent required to comply with the SEC's interpretation of Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price, will depend upon the facts and circumstances, including the relative materiality of the change in terms or information.

         Ambanc previously made a request to Cohoes pursuant to Section 220 of the DGCL for Cohoes' shareholder lists and security position listings. This
Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Ambanc following receipt of such lists or listings from Cohoes.

         2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Ambanc will accept for payment, and will pay for, all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 3 (including Shares validly tendered and not withdrawn during any extension of the Offer, if the Offer is extended, subject to the terms and conditions of such extension) as soon as practicable after the Expiration Date. In addition, Ambanc expressly reserves the right, in its sole discretion, to delay the acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any other applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to Ambanc's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

         The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), pursuant to the procedures set forth in Section 4, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

         The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Ambanc may enforce such agreement against the participant.

         For purposes of the Offer, Ambanc will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Ambanc and not withdrawn, if, as and when Ambanc gives oral or written notice to the Depositary of its acceptance for payment of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purposes of receiving payment from Ambanc and transmitting payment to tendering shareholders.

         UNDER NO CIRCUMSTANCES WILL AMBANC PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY AMBANC, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

         Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Ambanc's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

         If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason or are not paid for because of an invalid tender, or if certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility as described in Section 4, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as soon as practicable following the expiration, termination or withdrawal of the Offer.

         As required by SEC rules, if Ambanc were to vary the terms of the Offer by increasing the consideration to be paid per Share, Ambanc will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares have been tendered prior to such increase in consideration.

         Ambanc reserves the right to transfer or assign, in whole or from time to time in part, to one or more direct or indirect subsidiaries of Ambanc, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Ambanc of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

         3. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment by Ambanc as provided herein, may also be withdrawn at any time after October 10, 2000.

         If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or if Ambanc is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Ambanc's rights set forth herein, the Depositary may, nevertheless, on behalf of Ambanc and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this Section 3. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

         In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if certificates for Shares have been tendered, the name of the registered holder of Shares as set forth in the tendered certificate, if different from that of the person who tendered such Shares. If certificates for Shares ("Certificates") have been delivered or otherwise identified to the Depositary, then, before the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agent's Medallion Program (collectively, "Eligible Institutions"), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry delivery as set forth in Section 4, any notice of withdrawal must also specify the name and the number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawal of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by repeating one of the procedures described in Section 4 at any time before the Expiration Date.

         All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Ambanc, in its sole discretion, whose determination shall be final and binding. None of Ambanc, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

         4. PROCEDURE FOR TENDERING SHARES. To tender Shares validly pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and any other required documents, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must either cause certificates for tendered Shares to be received by the Depositary at one of such addresses or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and a Book-Entry Confirmation to be received by the Depositary), in each case before the Expiration Date, or (in lieu of the foregoing) such shareholder must comply with the guaranteed delivery procedure set forth below.

         The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of the Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below.

         DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         Signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution, except in cases where Shares are tendered (i) by registered holders of Shares (which term includes any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to a person other than the registered owner of the Certificates surrendered, then the Certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Certificates, with the signature(s) on the Certificates or stock powers guaranteed as aforesaid. See Instruction 5 of the Letter of Transmittal.

         The method of delivery of Shares, the Letter of Transmittal and any other required documents, including delivery through a Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

         Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a shareholder or other payee with respect to Shares purchased pursuant to the Offer if the shareholder does not provide his taxpayer identification number (social security number or employer identification number) and certify that such number is correct. Each tendering shareholder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Ambanc and the Depositary.

         If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Certificates are not immediately available or such shareholder cannot deliver the Certificates and all other required documents to the Depositary before the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

                  (a) such tender is made by or through an Eligible Institution; and

                  (b)  a  properly   completed  and  duly  executed   Notice  of
Guaranteed Delivery, substantially in the form provided by Ambanc, is received by the Depositary, as provided below, on or before the Expiration Date; and

                  (c) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery to the Depositary.

         The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

         In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates, or a Book-Entry Confirmation of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and
(iii) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Certificates or Book-Entry Confirmations of such Shares are received by the Depositary.

         By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of Ambanc, and each of them, as his attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Ambanc and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Ambanc accepts such Shares for payment. Upon such appointment, all prior proxies given by such shareholder will be revoked, and no subsequent proxies may be given by such shareholder (and if given, will not be deemed effective). Ambanc's designees will be empowered, among other things, to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the shareholders of Cohoes or any consent in lieu of any such meeting or otherwise. Ambanc reserves the right to require that, in order for the Shares to be deemed validly tendered, immediately upon Ambanc's acceptance for payment of such Shares, Ambanc must be able to exercise full voting and other rights of a record and beneficial holder, including acting by written consent, with respect thereto.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Ambanc, in its sole discretion, whose determination shall be final and binding. Ambanc reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Ambanc also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. None of Ambanc, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Ambanc's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and of the instructions thereto) will be final and binding.

         The valid tender of Shares pursuant to one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer. Ambanc's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Ambanc upon the terms and subject to the conditions of the Offer.

         5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following summary is a general discussion of the material federal income tax consequences to shareholders of Cohoes who tender their Shares pursuant to the Offer. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative procedures, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. No ruling has or will be requested from the Internal Revenue Service (the "Service") regarding the anticipated tax consequences described herein. The discussion set forth below does not discuss all aspects of federal income taxation that may be relevant to a particular shareholder in light of his personal investment circumstances or to certain types of shareholders subject to special treatment under the federal income tax laws (for example, tax-exempt organizations, foreign corporations and individuals who have received Shares as compensation or who are not citizens or residents of the United States) and does not discuss any aspect of state, local or foreign taxation. The discussion is limited to those shareholders who hold the Shares as capital assets (generally, property held for investment) within the meaning of
Section 1221 of the Code.

         SHAREHOLDERS SHOULD CONSULT THEIR INDIVIDUAL TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

         Sale of Shares for Cash. The sale of Shares by tendering shareholders will be a taxable event for federal income tax purposes, and may also be a taxable transaction under applicable state, local and foreign tax laws. A tendering shareholder will generally recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the Shareholder's aggregate tax basis in the Shares tendered pursuant to the Offer. Gain or loss will be calculated separately for each block of Shares tendered by the shareholder and purchased pursuant to the Offer.

         Gain or loss recognized by a tendering shareholder will be capital gain or loss if the Shares are held as capital assets. Such capital gain or loss will be classified as a long-term capital gain or loss to the extent that the tendered Shares have a holding period of more than twelve months at the time of their purchase pursuant to the Offer. Long-term capital gains recognized by a tendering individual shareholder will be subject to tax at a maximum marginal federal rate of 20%. Short-term capital gains recognized by a tendering individual shareholder will be subject to tax at a maximum marginal federal rate of 39.6%. Net capital gains recognized by a tendering corporate shareholder will be subject to tax at a maximum marginal federal rate of 38%.

         Backup Withholding. To prevent "backup withholding" of federal income tax on payments of cash to a shareholder of Cohoes who exchanges Shares for cash in the Offer, a shareholder of Cohoes must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such number is correct and that such shareholder is not subject to backup withholding. A Substitute Form W-9 is included in the Letter of Transmittal. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on a shareholder of Cohoes by the Service, and cash received by such shareholder in exchange for Shares in the Offer may be subject to backup withholding at the rate of 31%. Amounts paid as backup withholding do not constitute an additional tax and would be allowable as a credit against the shareholder's federal income tax liability.

         6. PRICE RANGE OF SHARES. The Shares are quoted on the Nasdaq under the symbol "COHB." The following table sets forth, for the periods indicated, the reported high and low sales prices per Share, and the amount of cash dividends paid per Share for each such period. This information is derived from Cohoes' Proxy Statement-Prospectus dated July 3, 2000 relating to the Special Meeting of Shareholders to be held August 17, 2000 for the purpose of considering the Hudson-Cohoes Merger (the "Cohoes' Proxy Statement") as filed with the SEC. The Common Stock of Cohoes did not begin trading until January 1999.


                Quarter Ended                     High               Low
                -------------                     ----               ---
             March 31, 1999                      $13.00             $10.38
             June 30, 1999                       $12.00             $9.25
             September 30, 1999                  $13.13             $11.56
             December 31, 1999                   $12.63             $9.38
             March 31, 2000                      $10.31             $9.38
             June 30, 2000                       $14.69             $9.69

         On July 26, 2000, the last day on which the shares were traded prior to Ambanc's issuance of the press release announcing its intention to commence the Offer, the reported closing sale price per Share on the Nasdaq was $13.938.

COHOES SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET
QUOTATION FOR THE SHARES.

         7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES AND EXCHANGE ACT REGISTRATION. As of June 22, 2000, according to the Cohoes' Proxy Statement, there were 7,912,255 Shares outstanding, and there were approximately 4,600 shareholders of record, not including the number of persons or entities whose stock is held in nominee or "street" name through various brokerage firms or other financial institutions.

         The Shares are quoted on the Nasdaq. The tender of Shares pursuant to the Offer would reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could adversely affect the liquidity and market value of the untendered Shares.

         If the Offer is consummated and the Shares are accepted for payment, pending consummation of the Ambanc-Cohoes Merger, the reduction in the number of Shares that are publicly traded and the reduction in the number of holders of Shares could adversely affect the liquidity and market value of the remaining Shares held by persons other than Ambanc and its affiliates and could result in the delisting of the Shares from Nasdaq. The availability of price quotations will depend upon the number of holders, the aggregate market value of the Shares remaining, the interest of securities firms in maintaining a market in the Shares and other factors.

         In the Ambanc-Cohoes Merger, Cohoes would be merged with and into Ambanc, and Ambanc would be the surviving corporation. Each untendered Share would be purchased for $16.50 in cash, the same price received in Ambanc's Offer. The registration of the Shares under Section 12(g) of the Exchange Act would be terminated.

         8. CERTAIN INFORMATION CONCERNING COHOES. Cohoes is a Delaware corporation with its principal executive offices located at 75 Remsen Road, Cohoes, New York 12047. The telephone number of the principal executive offices is (518) 233-6500.

         Cohoes was formed at the direction of Cohoes Savings Bank in September 1998 for the purpose of becoming a savings and loan holding company and owning all of the outstanding stock of Cohoes Savings Bank. According to Cohoes' Annual Report on Form 10-K for the fiscal year ended September 30, 1999, Cohoes' only business is the business of its primary subsidiary, Cohoes Savings Bank, which is primarily engaged in banking and lending services, originating primarily residential mortgage loans, and to a lesser extent, commercial and multi-family real estate, consumer and commercial business loans. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation("FDIC").

         According to the Cohoes Proxy Statement, at March 31, 2000, the Cohoes' branch network consisted of 21 locations throughout Albany, Greene, Rensselaer, Saratoga, Schenectady and Warren

Counties, New York. As reported in the Cohoes Proxy Statement, as of March 31, 2000, Cohoes had total consolidated assets of $704.4 million, deposits of $491.5 million and shareholders' equity of $121.1 million.

         Cohoes is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obliged to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information may be inspected at the public reference facilities of the SEC at 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained, by mail, upon payment of the SEC's customary charges, or by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically at the SEC's site on the World Wide Web located at http://www.sec.gov. Except as otherwise noted in this Offer to Purchase, all of the information with respect to Cohoes set forth in this Offer to Purchase has been derived from publicly available information.

         9. CERTAIN INFORMATION CONCERNING AMBANC. Ambanc is a Delaware corporation with its principal executive offices located at 11 Division Street, Amsterdam, New York 12010. The telephone number of the principal executive offices is (518) 842-7200. Ambanc was formed at the direction of Amsterdam Savings Bank, FSB in June 1995 for the purpose of becoming a savings and loan holding company and owning all of the outstanding stock of Amsterdam Savings Bank, FSB (now known as Mohawk Community Bank). In November 1998, Ambanc acquired AFSALA Bancorp. Inc. and its wholly owned subsidiary, Amsterdam Federal Bank at which time Amsterdam Savings Bank, FSB changed its name to Mohawk Community Bank.

         Ambanc's only business is the business of its primary subsidiary, Mohawk Community Bank, which is primarily engaged in banking and lending services, originating primarily one- to four-family residential mortgage loans, home equity loans and consumer loans, and to a lesser extent, commercial and multi-family real estate, and commercial business loans. Its deposits are insured up to applicable limits by the FDIC.

         Mohawk Community Bank serves customers through 17 upstate New York offices, located in Fulton, Montgomery, Schenectady, Saratoga, Albany, Otsego, Chenango and Schoharie counties. As of March 31, 2000, Ambanc had total consolidated assets of $721.3 million, deposits of $464.3 million and shareholders' equity of $75.4 million. Ambanc's common stock is traded on the Nasdaq under the symbol "AHCI".

         Ambanc is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obliged to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information may be inspected at the public reference facilities of the SEC at 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained, by mail, upon payment of the SEC's customary charges, or by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically at the SEC's site on the World Wide Web located at http://www.sec.gov.

         Schedule II hereto sets forth the number of Shares beneficially owned by Ambanc and its directors and executive officers (and associates of such persons) as of the date of this Offer to Purchase. As of the date of this Offer to Purchase, Ambanc beneficially owned 304,650 Shares. Except as set forth in
Schedule II hereto,  to the knowledge of Ambanc,  none of the persons  listed in
Schedule I hereto, nor any affiliate, associate or majority-owned subsidiary of such persons, beneficially owns any equity security of Cohoes. To the knowledge of Ambanc, none of the persons listed in Schedule I hereto, nor any associates of such persons) has effected any transaction in any equity security of Cohoes during the past 60 days. Information with respect to transactions effected in the Shares by Ambanc during the past 60 days is set forth under Item 8 in the Schedule TO filed with the SEC by Ambanc on August 9, 2000.

         Except as otherwise stated in this Offer to Purchase, (i) there have not been any contracts, transactions or negotiations between Ambanc, or, to the knowledge of Ambanc, any of the persons listed in Schedule I hereto, on the one hand, and Cohoes or any of its directors, officers or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, or that are otherwise required to be disclosed pursuant to the rules and regulations of the SEC, and (ii) neither Ambanc, nor, to the knowledge of Ambanc, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of Cohoes.

         10. BACKGROUND OF THE OFFER; CONTACTS WITH COHOES. From time to time, Ambanc is involved in due diligence investigations, discussions and negotiations concerning possible business combination transactions with other financial institutions. Ambanc generally seeks to acquire financial institutions that would: (i) complement its overall strategic focus; (ii) provide opportunities for growth in markets where the target financial institution conducts business; and (iii) improve Ambanc's retail banking franchise.

         In August 1998, Ambanc retained Sandler O'Neill & Partner, L.P. to explore strategic options for Ambanc which could result in the sale or merger of Ambanc. As part of this process, Cohoes was contacted to ascertain whether it had any interest in a strategic combination with Ambanc. In the late spring of 1999, Cohoes indicated an interest regarding a possible acquisition of Ambanc. In furtherance of this possible business combination, the parties entered into a confidentiality agreement whereupon Ambanc furnished Cohoes with certain business and other information regarding Ambanc. In June 1999, Cohoes made a nonbinding expression of interest to acquire Ambanc which, after further negotiations with Cohoes, was ultimately rejected by the Ambanc Board of
Directors in July, 1999. Subsequently, in September and October 1999, the Presidents of the two companies informally discussed possible business combinations and the parties recommenced discussions regarding a possible acquisition of Ambanc by Cohoes. In December 1999, Cohoes again made a nonbinding expression of interest to acquire Ambanc. After several weeks of negotiations and due diligence, Cohoes withdrew its proposal in January 2000.

         On April 25, 2000, Cohoes and Hudson announced that they had entered into the Hudson Merger Agreement and the Hudson Option Agreement. Following announcement of the Proposed Hudson Merger, Ambanc reviewed its strategic options in light of the Proposed Hudson Merger.

         On June 15, 2000 Ambanc made an acquisition proposal to the Cohoes Board of Directors in which Ambanc would acquire Cohoes in a merger in which each share of Cohoes' common stock would be exchanged for $14.75 in cash. On June 20, 2000, Cohoes and Hudson River jointly made a nonbinding offer to acquire Ambanc in an all cash acquisition. On June 23, 2000, representatives of Ambanc met with representatives of Cohoes and Hudson River to discuss the joint nonbinding proposal to acquire Ambanc. In addition, on June 23, 2000, Ambanc revised its proposal to Cohoes and offered to purchase each share of Cohoes' common stock for $15.25 in cash. On June 26, 2000, Ambanc rejected the nonbinding proposal from Cohoes and Hudson River. The June 23, 2000, revised proposal of Ambanc to acquire Cohoes was rejected by Cohoes in July 2000.

         On July 27, 2000, Ambanc announced its intention to commence a tender offer to purchase each outstanding share of Cohoes for $16.50 per share in cash.

         11. PURPOSE OF THE OFFER; PLANS FOR COHOES. The purpose of the Offer is to enable Ambanc to acquire control of, and ultimately the entire equity interest in, Cohoes. The Offer is intended to facilitate the acquisition of all of the outstanding Shares. If the Offer is consummated, Cohoes would be merged with and into Ambanc, with Ambanc being the surviving entity.

         Upon completion of the Offer, Ambanc intends to take appropriate actions to optimize and rationalize the combined entities' assets, operations, management, personnel, general and administrative functions and corporate structure. Except as otherwise discussed elsewhere in this Offer to Purchase, Ambanc does not have any plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale of a material amount of assets, involving Cohoes or any of its subsidiaries, or any material changes in Cohoes' corporate structure or business, or any change in its management. Although Ambanc has requested Cohoes to do so, Cohoes has not provided Ambanc with any access to its books and records, however, so Ambanc might decide upon such changes once Ambanc completes such a review. If the Cohoes shareholders reject the proposed sale to Hudson River, Ambanc expects that Cohoes will have an annual meeting of shareholders in late 2000 (the "2000 Annual Meeting"), at which directors of Cohoes would be elected. On August 3, 2000, Ambanc announced that it had submitted the nominations of two individuals for election to the Board of Directors of Cohoes at the 2000 Annual Meeting, if held. Further, Ambanc may nominate two additional nominees at a later date as there would be a total of four board seats up for election at the 2000 Annual Meeting, if held.

         12.  CERTAIN CONDITIONS OF THE OFFER.

GENERAL

         Notwithstanding any other provisions of the Offer, Ambanc will not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of Shares tendered and may terminate or amend the Offer as provided herein if any of the following conditions are not satisfied: (i) the Minimum Tender Condition, (ii) the Regulatory Approval Condition, (iii) the Removal of Impediments Condition; (vi) the Material Adverse Effect Condition; (vii) the termination of the Hudson-Cohoes Merger Agreement;
(viii) the termination of the Hudson-Cohoes Option Agreement and the surrender by Hudson to Cohoes of the option granted to Hudson thereunder; (ix) the shareholders of Cohoes do not approve the Hudson-Cohoes Merger; (x) Ambanc and Cohoes enter into a definitive Ambanc-Cohoes Merger agreement. Ambanc reserves the absolute right to waive any of the conditions of the Offer other than the Regulatory Approval Condition.

 MINIMUM TENDER CONDITION

         The Offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with those Shares beneficially owned by Ambanc would represent at least a majority of Shares outstanding on a fully diluted basis (i.e., as though all options or other securities convertible into or exercisable for Shares had been so converted, exercised or exchanged) on the date the Shares are accepted by Ambanc pursuant to the Offer. According to the Cohoes' Proxy Statement, there were 7,912,255 Shares outstanding on June 22, 2000. Based on this number, Ambanc believes that the Minimum Tender Condition would have been satisfied on June 22, 2000 if, in addition to the 304,650 Shares currently owned beneficially by Ambanc, at least 3,651,478 Shares or 46.15% of the Shares outstanding on June 22, 2000, had been validly tendered pursuant to the Offer and not withdrawn. According to the Cohoes' Proxy Statement dated September 24, 1999 relating to the 1999 Annual Meeting of Shareholders (the "Annual Meeting Proxy"), there are 953,522 Shares in the aggregate reserved for issuance pursuant to Cohoes' Stock Option and Incentive Plan. As reported in the Annual Meeting Proxy, options to purchase 866,055 Shares had been awarded as of September 1, 1999. These awards vest over five years, beginning on the anniversary of the date of the grant, which was July 2, 1999, thus, as of July 2, 2000, 173,011 options were exercisable under Cohoes' Stock Option and Incentive Plan. The exercise of any of these options would increase the number of Shares that would need to be validly tendered pursuant to the Offer and not withdrawn in order for the Minimum Tender Condition to be satisfied. Ambanc reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend the Minimum Tender Condition and to purchase fewer than such number of Shares as would satisfy the Minimum Tender Condition pursuant to the Offer.

REGULATORY APPROVAL CONDITION

         The  Offer  and  the  Ambanc-Cohoes   Merger  are  subject  to  certain
governmental approvals. See Section 17. While Ambanc expects to receive the requisite governmental approvals, Ambanc cannot predict when, or give any assurance that, such approvals will be received. In any event, the Regulatory Approval Condition is a non-waivable condition to the Offer.

REMOVAL OF IMPEDIMENTS CONDITION

         Cohoes' Certificate of Incorporation provides that certain business combinations with an interested shareholder require the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of stock of Cohoes entitled to vote in the election of directors. Generally, an interested shareholder is any person, other than Cohoes or any subsidiary of Cohoes, that is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding voting stock of Cohoes. The business combination provisions relating to interested shareholders also apply to affiliates of interested shareholders. Business combinations subject to the 80% shareholder approval requirement include, among other things, any merger or consolidation of Cohoes or any subsidiary of Cohoes with the interested shareholder or an affiliate of the interested shareholder. A business combination with an interested shareholder may avoid the 80% shareholder approval requirement, needing only an affirmative vote of a majority of the voting power of the outstanding shares of stock of Cohoes entitled to vote in the election of directors, if the business combination has been approved by a majority of the disinterested directors of Cohoes, the fair market value of the consideration received per share by the holders of Cohoes Common Stock equals or exceeds the higher of certain fair price determinations, the interested shareholder and its affiliates refrain from engaging in certain self-dealing transactions with Cohoes prior to consummation of the business combination, and a proxy or information statement describing the proposed business combination and complying with the requirements of the 1934 Act has been mailed to shareholders of Cohoes at least 30 days prior to the consummation of such business combination. Cohoes' Certificate also provides that, with certain exceptions, a beneficial owner of more than 10% of the voting stock of Cohoes is prohibited from voting more than 10% of the stock of Cohoes (the "10% Limit").

         The DGCL contains a statute designed to provide Delaware corporations with protection against certain takeover attempts. The statute, which is codified in Section 203 of the DGCL ("Section 203"), among other things, prohibits Cohoes (a Delaware corporation) from engaging in certain business combinations (including a merger) with a person who is the beneficial owner of 15% or more of Cohoes' outstanding voting stock (an "Interested Shareholder") during the three-year period following the date such person became an Interested Shareholder. This restriction does not apply if: (i) before such person became an Interested Shareholder, the board of directors approved the transaction in which the Interested Shareholder becomes an Interested Shareholder or approved the business combination; or (ii) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of Cohoes outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Shareholder. Section 203 provides that a Delaware corporation may exempt itself from the requirements of the statute by adopting an amendment to the corporation's certificate of incorporation. Cohoes' Certificate does not exempt Cohoes from the requirements of Section 203. A copy of Section 203 is attached hereto as Schedule III.

         The New York charter of Cohoes Savings Bank, the thrift subsidiary of Cohoes, contains a provision which currently prevents any person from acquiring, directly or indirectly, more than ten percent of any class of stock of Cohoes Savings Bank. Because Cohoes Savings Bank is owned and controlled by Cohoes, the acquisition of Cohoes Common Stock pursuant to the Offer may be deemed to be an indirect acquisition of the equity securities of Cohoes Savings Bank which, accordingly, may result in a violation of the New York charter of Cohoes Savings Bank. This ownership limitation is being maintained on a permissive basis by Cohoes Savings Bank and may be lawfully removed by amendment to its charter. The charter of Cohoes Savings Bank could be amended through the adoption of appropriate resolutions by the board of directors of Cohoes Savings Bank -- who are substantially the same individuals as the directors of Cohoes -- which resolutions would thereafter be approved by the Cohoes Board acting on its behalf as the sole shareholder of Cohoes Savings Bank.

         All of the above are impediments to the consummation of the Ambanc-Cohoes Merger. The Removal of Impediments Condition provides that Ambanc is not required to purchase shares of Cohoes Common Stock and may terminate, amend or extend the Offer, unless the above impediments are removed. This can be satisfied by the Cohoes Board approving the Offer and the Ambanc-Cohoes Merger. The consideration offered pursuant to the Offer meets the fair price requirements of the business combination provisions of Cohoes' Certificate and, except for the required approval of Cohoes' directors, satisfaction of the other conditions would be within Ambanc's control. Accordingly, the approval of the Offer and the Ambanc-Cohoes Merger by the Cohoes Board (other than any director nominated by Ambanc and thereafter elected to the Cohoes Board) would obviate the 80% vote requirement of Cohoes' Certificate and also make Section 203 inapplicable to the transaction. As part of its approval of the Ambanc-Cohoes Merger, the Cohoes Board would also have to: (i) make appropriate arrangements for amendment to the charter of Cohoes Savings Bank to eliminate the 10% or greater ownership prohibition contained therein; and (ii) make appropriate arrangements to permit all shares of Cohoes Common Stock tendered pursuant to the Offer to be voted on the merger of Cohoes into Ambanc pursuant to the second proviso to the definition of beneficial ownership in Article FOURTH Section
(C)(2)(b) of Cohoes' Certificate.

         The exact timing and details of the Ambanc-Cohoes Merger between Ambanc and Cohoes following the Offer will necessarily depend upon a variety of factors, including the means and methods employed by the Cohoes Board in approving the Ambanc-Cohoes Merger. Although Ambanc intends to propose and to seek consummation of the Ambanc-Cohoes Merger as soon as reasonably practicable following the Offer, no assurances can be given when such merger will be effected.

MATERIAL ADVERSE EFFECT CONDITION

         The Material Adverse Effect Condition will be deemed satisfied unless, after June 30, 1999 and prior to the time of acceptance for payment and payment for any shares of Cohoes Common Stock (whether or not any shares of Cohoes Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following events occur:

         (a) there is threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, including but not limited to any such investigation, action or proceeding which was in existence on or prior to June 30, 1999: (i) seeking to obtain any material damages from Cohoes; (ii) seeking to prohibit or restrict Cohoes' ownership or operation of any material portion of its business or assets, or to compel Cohoes to dispose of or hold separate all or any material portion of Cohoes' business or assets; (iii) which otherwise is reasonably likely to materially adversely affect Cohoes or the value of the Cohoes Common Stock; (iv) which imposes material limitations on the ability of Ambanc effectively to acquire or hold or to exercise full rights of ownership of the Cohoes Common Stock, including, without limitation, the right to vote the shares of Cohoes Common Stock acquired by it on all matters properly presented to the shareholders of Cohoes or any material condition unacceptable to Ambanc; or (v) which is reasonably likely to enjoin, restrain or prohibit, or result in material damages in respect of, or which is related to or arises out of, the Offer or the Ambanc-Cohoes Merger or the consummation of the transactions contemplated hereby; or

         (b) any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, results of operations or prospects of Cohoes (including, without limitation, the disposition of assets) which, in the sole judgment of Ambanc, is or may be materially adverse to Cohoes or to the value of the Cohoes Common Stock, or Ambanc becomes aware of any fact (including, but not limited to, any such change, condition, event or development) which, in the sole judgment of Ambanc, has or may have materially adverse significance with respect to Cohoes or any of its subsidiaries or to the value of the Cohoes Common Stock; and which, in the sole judgment of Ambanc, makes it inadvisable to proceed with the Offer.

         The foregoing conditions are for the sole benefit of Ambanc and may be asserted by Ambanc regardless of the circumstances giving rise to any such conditions (including any action or inaction by Ambanc) or may be waived by Ambanc in whole or in part. The failure by Ambanc at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed a continuing right which may be asserted at any time and from time to time.

TERMINATION OF THE HUDSON-COHOES MERGER AGREEMENT

         The Offer is conditioned, among other things, upon Cohoes terminating the Hudson-Cohoes Merger Agreement. The Hudson-Cohoes Merger Agreement may be terminated as follows: (i) by the mutual consent of Cohoes and Hudson; (ii) by a non-breaching party if the other party has breached in any material respect any of its covenants, representations or warranties and such breach is not cured within 30 days after notice of such breach is given to the breaching party;
(iii) by either Cohoes or Hudson if any necessary governmental approval is not obtained; (iv) by either party if the shareholders of either party do not approve the Hudson-Cohoes Merger; or (v) by either party if the Hudson-Cohoes Merger has not occurred by February 28, 2001.

         Cohoes and Hudson can, by mutual consent, terminate the Hudson-Cohoes Merger Agreement. However, if they do not, the Hudson-Cohoes Merger Agreement can be terminated by Cohoes if the Cohoes shareholders do not approve the Hudson-Cohoes Merger. See Section 12. Alternatively, Cohoes may terminate the Hudson-Cohoes Merger Agreement if the Hudson-Cohoes Merger has not occurred by February 28, 2001.

         Ambanc does not know if the Cohoes Board will so terminate the Hudson-Cohoes Merger Agreement under any of these circumstances. The Cohoes Board did not retain the right to terminate the Hudson-Cohoes Merger Agreement in the event of an offer superior to that contained in the Hudson-Cohoes Merger Agreement.

TERMINATION OF THE HUDSON-COHOES OPTION AGREEMENT

         The Offer is conditioned, among other things, upon the termination of the Hudson-Cohoes Option Agreement and the surrender by Hudson to Cohoes of the options granted to Hudson thereunder. The Hudson-Cohoes Option Agreement was entered into in connection with the Hudson-Cohoes Merger Agreement. Under the Hudson-Cohoes Option Agreement, Cohoes granted Hudson an unconditional, irrevocable option to purchase up to 1,574,538 shares of Cohoes Common Stock at a price per share of $9.8125.

         Hudson may exercise the option if, but only if, both an "Initial Triggering Event" and a "Subsequent Triggering Event" has occurred prior to the occurrence of an "Exercise Termination Event."

         An "Initial Triggering Event" includes any of the following events or transactions: (i) Cohoes, without Hudson's prior consent, enters into an agreement to be acquired (i.e., 10% or more of the voting power of the Cohoes Common Stock), or the Cohoes Board recommends that the Cohoes shareholders approve such an acquisition transaction with any person other than Hudson; (ii) any person other than Hudson acquires beneficial ownership (or the right to acquire beneficial ownership) of 10% or more of the outstanding shares of Cohoes Common Stock; (iii) any person publicly announces that it has made or intends to make a proposal to engage in an acquisition transaction with Cohoes; (iv) the Cohoes Board (without having received Hudson's consent): (a) withdraws its recommendation to the Cohoes shareholders that they approve the Hudson-Cohoes Merger; or (b) authorizes, recommends or proposes an agreement to enter into an acquisition transaction with anyone other than Hudson; or (c) provides information to or engages in negotiations with a third party relating to a possible acquisition transaction; (v) any person (other than Hudson) files with the SEC a registration statement or tender offer materials with respect to a potential exchange offer than would constitute such an acquisition transaction;
(vi) Cohoes willfully breaches any covenant or obligation contained in the Hudson-Cohoes Merger Agreement after an overture is made by a third party to Hudson or its shareholders to engage in a possible acquisition transaction and such breach would entitle Hudson to terminate the Hudson-Cohoes Merger Agreement and has not been cured within the time period prescribed in the Hudson-Cohoes Option Agreement or (vii) any person (other than Hudson and without Hudson's consent) files an application or notice with any federal or state thrift or bank regulatory or antitrust authority to engage in such an acquisition transaction. The Offer, and Ambanc's activities in connection therewith and with the Ambanc-Cohoes Merger, constitute an "Initial Triggering Event." The exchange offer made by TrustCo, and its activities and proposed merger with Cohoes in connection therewith, also constitute an "Initial Triggering Event."

         A "Subsequent Triggering Event" means: (i) the acquisition by any person (other than Hudson) of beneficial ownership of 25% or more of the outstanding Cohoes Common Stock; or (ii) the occurrence of an "Initial Triggering Event" described in clause (i) of the immediately preceding paragraph (but by substituting 25% for 10%). The Offer, and Ambanc's activities in connection therewith and with the Ambanc-Cohoes Merger, will constitute a "Subsequent Triggering Event."

         An "Exercise Termination Event" means any of the following: (i) such time as the Hudson-Cohoes Merger becomes effective; (ii) a termination of the Hudson-Cohoes Merger

Agreement in accordance with its term; or (iii) the passage of certain prescribed times after termination of the Hudson-Cohoes Merger Agreement if such termination follows the occurrence of an "Initial Triggering Event."

         Because there has been an Initial Triggering Event, and since the closing of the Offer and the Ambanc-Cohoes Merger will constitute a Subsequent Triggering Event, Cohoes and Hudson will need to mutually agree to terminate the Hudson-Cohoes Option Agreement to satisfy this condition.

STOCKHOLDER DISAPPROVAL OF THE HUDSON-COHOES MERGER

         The Offer is conditioned, among other things, upon the Cohoes shareholders not approving the Hudson-Cohoes Merger. If the Hudson-Cohoes Merger Agreement is terminated, then this condition will be deemed satisfied. However, if the Hudson-Cohoes Merger Agreement is not otherwise terminated and if Cohoes holds a meeting of its shareholders to approve the Hudson-Cohoes Merger, this condition will be satisfied only if the requisite number of Cohoes shareholders either vote against such approval or abstain from voting.

         To be approved, the Hudson-Cohoes Merger must receive the affirmative vote of a majority of the outstanding shares of Cohoes Common Stock and a majority of the outstanding shares of Hudson Common Stock.

         Ambanc currently holds 304,650 shares of Cohoes Common Stock and intends to vote such shares against the proposed Hudson-Cohoes Merger. In addition, Ambanc is soliciting proxies from Cohoes' shareholders to vote against the proposed Hudson-Cohoes Merger. Ambanc does not know whether it will obtain a sufficient number of proxies which, together with the shares of Cohoes Common Stock already owned by Ambanc, will be sufficient to defeat the proposed Hudson-Cohoes Merger if the matter is ultimately put to Cohoes' shareholders for approval.

         You should be aware that, under the Hudson-Cohoes Merger Agreement, Cohoes is required to take all action which is necessary to properly call and convene a meeting of its shareholders to consider and vote upon the Hudson-Cohoes Merger and the Hudson-Cohoes Merger Agreement. The Cohoes Board is obligated under the Hudson-Cohoes Merger Agreement to recommend that the Cohoes shareholders approve the Hudson-Cohoes Merger. The Cohoes Board has no ability (without otherwise breaching the Hudson-Cohoes Merger Agreement) to recommend that the Cohoes shareholders vote against the Hudson-Cohoes Merger, even if a superior offer has been made.

DEFINITIVE AMBANC-COHOES MERGER AGREEMENT

         The Offer is conditioned, among other things, upon Ambanc and Cohoes entering into a definitive agreement with respect to the Ambanc-Cohoes Merger. Ambanc considers the Offer and the Ambanc-Cohoes Merger to be related steps in one overall transaction whereby Ambanc acquires all of the issued and outstanding shares of Cohoes Common Stock. Whether this condition can be satisfied depends upon the willingness of the Cohoes Board to enter into such a definitive agreement.

         13. APPRAISAL RIGHTS. Ambanc is making the Offer in order to acquire control of, and ultimately the entire common equity interest in, Cohoes. The Offer is the first step in Ambanc's acquisition of Cohoes, and is intended to facilitate the acquisition of all of the outstanding Shares. Cohoes shareholders will not have appraisal rights as a result of the consummation of this Offer. Ambanc intends, as soon as practicable after completion of the Offer, to seek to merge Cohoes with and into Ambanc or a wholly owned subsidiary. The purpose of the Ambanc-Cohoes Merger is to acquire all of the Shares not tendered and purchased pursuant to the offer. In the Ambanc-Cohoes Merger, each then outstanding Share (except for Shares held in Cohoes's treasury and Shares that Ambanc owns for its own account) would be converted into the right to receive $16.50 net in cash. Assuming the minimum tender condition and certain other conditions described in Section 12 are satisfied and Ambanc completes the Offer, Ambanc would have sufficient voting power to effect the Ambanc-Cohoes Merger under Section 251 of the DGCL without the vote of any other Cohoes shareholder of Cohoes. Although shareholders do not have appraisal rights as a result of the Offer, Cohoes shareholders at the time of the Ambanc-Cohoes Merger who do not vote in favor of the Ambanc-Cohoes Merger will have the right under the DGCL to dissent and demand appraisal of their Shares in accordance with Section 262 of the DGCL. Under Section 262, dissenting shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Ambanc-Cohoes Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. The Supreme Court of the State of Delaware has construed Section 262 of the DGCL and held that the "accomplishment or expectation" exclusion from the calculation of fair value set forth in the preceding sentence is narrow and is designed to eliminate use of pro forma data and projections of a speculative variety relating to the completion of a merger. The court held that it is appropriate to include in the calculation of fair value any known elements of value, including those elements of value which exist on the date of the merger because of a majority acquiror's interim action in a two-step cash-out transaction. Ambanc can make no assurance as to the methodology a court would use to determine fair value or how a court would select which of the elements of value are to be included in such a determination. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Ambanc-Cohoes Merger or the market value of the Shares. The value so determined could be more or less than the value of the consideration per Share to be paid in the Ambanc-Cohoes Merger.

         14. SOURCE AND AMOUNT OF FUNDS. Ambanc estimates that the total amount of funds required to purchase the Shares in the Offer (excluding the 304,650 Shares beneficially owned by Ambanc as of August 9, 2000) will be approximately $125,525,482, which will be funded from Ambanc's existing assets, including securities held as available-for-sale, and/or an advance or dividend from Ambanc's wholly-owned subsidiary, Mohawk Community Bank, to Ambanc.

         As discussed in Section 17, the financial resources of Ambanc following the Ambanc-Cohoes Merger will be an important factor in obtaining federal regulatory approval of the Ambanc-Cohoes Merger. Based on certain financial assumptions regarding Ambanc and Cohoes, Ambanc currently believes that, following the Ambanc-Cohoes Merger, it will have sufficient financial resources and regulatory capital to satisfy regulatory requirements. There can be no assurance, however, that such approvals will be received.

         15. DIVIDENDS AND DISTRIBUTIONS. If, on or after the date of this Offer to Purchase, Cohoes should split, combine or otherwise change the Shares or its capitalization, or shall disclose that it has taken any such action, then, subject to the provisions of Section 12, Ambanc may, in its sole judgment, make such adjustments as it deems appropriate to reflect such split, combination or other change in the purchase price and the other terms of the Offer (including, without limitation, the number and type of securities offered to be purchased, the amounts payable therefor and the fees payable hereunder).

         If, on or after the date of this Offer, Cohoes should declare or pay any cash or stock dividend or other distribution on or issue any rights with respect to the Shares, payable or distributable to shareholders of record on a date before the transfer to the name of Ambanc or its nominee or transferee on Cohoes' stock transfer records of the Shares accepted for payment pursuant to the Offer, then, subject to the provisions of Section 12, (i) the purchase price per Share payable by Ambanc pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such non-cash dividend, distribution or right will be received and held by the tendering shareholder for the account of Ambanc and shall be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Ambanc, accompanied by appropriate documentation of transfer. Pending such remittance, Ambanc will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Ambanc in its sole discretion.

         16.  TREATMENT OF COHOES STOCK OPTIONS AND EMPLOYEE STOCK
                  OWNERSHIP PLAN.

         Cohoes maintains an Employee Stock Ownership Plan ("ESOP") for its employees and a Stock Option and Incentive Plan for directors, advisory directors and key employees (collectively the "Option Plans"). Each outstanding and fully vested option under the Option Plans will be canceled prior to the consummation date of the Ambanc-Cohoes Merger and the holder thereof will receive from Ambanc, in payment for such option, $16.50 in cash less the exercise price of the stock option, subject to appraisal rights available under Delaware law. It is anticipated that the ESOP will be terminated and any remaining unallocated ESOP shares would be allocated to participants after repayment of the ESOP loan.

         17.  CERTAIN LEGAL AND REGULATORY MATTERS; APPROVALS.

GENERAL

         Except as set forth below, based upon an examination of publicly available information filed by Cohoes with the SEC and other publicly available information with respect to Cohoes, Ambanc is not aware of any license or regulatory permit which appears to be material to the business of Cohoes and which is likely to be adversely affected by Ambanc's acquisition of Shares pursuant to the Offer or, except as disclosed below, of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to the acquisition of Shares pursuant to the Offer. Ambanc presently intends to take such actions with respect to any approvals as will enable it to acquire the Shares as expeditiously as possible. In this regard, Ambanc expressly reserves the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the commencement or consummation of the Offer and the Ambanc-Cohoes Merger.

         There can be no assurance that any license, permit, approval or other action, if needed, would be obtained and, if obtained, there can be no assurance as to the date of any such license, permit or approval or the absence of any litigation challenging any such license, permit or approval. Similarly, there can be no assurance that adverse consequences might not result to Cohoes or to its business in the event of adverse regulatory action or inaction. Ambanc's obligation under the Offer to accept for payment and pay for any Shares is subject to satisfaction of the Regulatory Approval Condition as well as other conditions which could be triggered by an adverse regulatory development. See
Section 12.

FEDERAL REGULATORY MATTERS

         The acquisition of Shares pursuant to the Offer (the "Acquisition") and the consummation of the Ambanc-Cohoes Merger are subject to the prior approval by the Office of Thrift Supervision (the "OTS") pursuant to the Home Owners' Loan Act, as amended (the "HOLA") and the New York State Banking Department (the "NYBD").

         In determining whether to approve the Acquisition and the Ambanc-Cohoes Merger, the OTS and the NYBD will consider, among other things: (i) competitive factors; (ii) the financial and managerial resources and future prospects of Ambanc and Cohoes; (iii) the convenience and needs of the community served by Ambanc and Cohoes; and (iv) supervisory factors. These factors are discussed herein.

         In reviewing a transaction under the applicable statutes, the OTS will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, as amended (the "C.R.A."), the OTS must also take into account the record of performance of each of Ambanc and Cohoes in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. As of the date of this Offer, the depository institution subsidiaries of Ambanc and Cohoes each received C.R.A. ratings of satisfactory in their most recent C.R.A. examinations.

         The HOLA and the OTS regulations also require publication of notice of, and the opportunity for public comment on, the application submitted by Ambanc for approval of the Acquisition and authorize the OTS to hold a public hearing in connection therewith if the OTS determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review by the OTS.

         Following approval by the OTS, the Acquisition may not be consummated until 30 days after OTS approval, during which time the United States Department of Justice ("D.O.J.") may challenge the Acquisition on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the OTS and the D.O.J., the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the D.O.J. would stay the effectiveness of OTS approval of the Acquisition unless a court specifically orders otherwise. In reviewing the Acquisition, the D.O.J. could analyze the effect of the Acquisition on competition differently from the OTS and, thus, it is possible that the D.O.J. could reach a different conclusion than the OTS regarding the competitive effects of the Acquisition. Failure of the D.O.J. to object to the Acquisition may not prevent the filing of antitrust actions by private persons or state attorneys general.

         In general, the OTS and the D.O.J. will examine the impact of the Acquisition on competition in various product and geographic markets, including competition for deposits and loans, especially loans to small and middle market businesses.

ANTICIPATED APPROVALS

         While Ambanc expects to receive the approvals from the OTS and the NYBD and other relevant agencies required to consummate the Acquisition, Ambanc cannot predict when, or give any assurance that, such approvals will be received. It is anticipated that, in any event, the approval process (including the mandatory waiting periods) could take four months from the date the applications are filed. Any such approvals may be issued subject to prior compliance with material conditions, which conditions might be unacceptable to Ambanc and would entitle Ambanc to terminate the Offer. In any event, the receipt of all such regulatory approvals and the expiration of all waiting periods is a non-waivable condition to the Offer.

         18. FEES AND EXPENSES. D.F. King & Co., Inc. ("D.F. King") has been retained by Ambanc to act as its Information Agent in connection with the Offer. D.F. King may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. Ambanc will pay D.F. King reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify D.F. King against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         In addition, D.F. King been retained as the Depositary for the Offer. D.F. King has not been retained to make solicitations or recommendations in its role as Depositary. D.F. King will receive reasonable and customary compensation for its services as Depositary, will be reimbursed for certain reasonable out-of- pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

         Ambanc will not pay any fees or commissions to any broker or dealer or other person (other than D.F. King in its role as Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Ambanc for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

         19. MISCELLANEOUS. The Offer is being made to all holders of Shares. Ambanc is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If Ambanc becomes aware of any state where the making of the Offer is so prohibited, Ambanc will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Ambanc cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Ambanc by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

         Although neither Ambanc nor the Information Agent has any knowledge that would indicate that any of the information contained herein that has been derived from the Cohoes' Proxy Statement is untrue, neither Ambanc nor the Information Agent takes responsibility for the accuracy or completeness of the information derived from the Cohoes' Proxy Statement, or for any failure by Cohoes to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Ambanc or the Information Agent.

         Ambanc has not authorized anyone to give any information or make any representation about this Offer that is different from, or in addition to, that contained in this Offer to Purchase or in the Letter of Transmittal. Therefore, if anyone does give you information of this sort, you should not rely on it.

         The information contained in this Offer to Purchase speaks only as of the date of this document unless the information specifically indicates that another date applies.

         Ambanc has filed with the SEC a Statement on Schedule TO, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 9.


                                           AMBANC HOLDING CO., INC.

August 9, 2000

                                   SCHEDULE I

                   DIRECTORS AND EXECUTIVE OFFICERS OF AMBANC

         The following information sets forth the name and present principal occupation and five-year employment history of each of the directors and executive officers of Ambanc. Each of the directors and executive officers is a citizen of the United States. Unless otherwise noted, the business address of each of the directors and executive officers of Ambanc named below is 11 Division Street, Amsterdam, New York 12010.

DIRECTORS

         John J. Daly. Mr. Daly is the Vice President and was a former owner of Alpin Haus, Inc., a retail company located in Amsterdam, New York, which specializes in the sale of recreational vehicles. Mr. Daly has been associated with Alpin Haus since 1963.

         Marvin R. LeRoy, Jr. Mr. LeRoy is Executive Director of the Alzheimer's Association, Northeastern New York. He served as Town/County Supervisor for Saratoga County representing the Town of Clifton Park, New York from 1992 until he retired in 1999. Previously, he has served as Development Officer for Skidmore College in Saratoga Springs, Executive Director of the Kenwood Child Development Center in Albany, Executive Director of the Amsterdam City Center
(YMCA) and served in numerous capacities for Montgomery County, New York. Mr. LeRoy is also active in the community, having served on over 25 boards and councils throughout the Capital District, and has been named to "Who's Who in America" since 1995.

         Lawrence B. Seidman. Mr. Seidman has been a director of the Company since March 2000. Since March 1999, Mr. Seidman has been the President, General Counsel and a Director of Menlo Acquisition Corporation. Mr. Seidman is also Manager of Seidman & Associates, L.L.C., President of Veteri Place Corp., the sole General Partner of Seidman Investment Partnership, LP, Seidman Investment Partnership II, LP, Manager, of Federal Holdings, L.L.C. and business consultant to certain partnerships and individuals, including, but not limited to, Kerrimatt, LP.

         Mr. Seidman and certain affiliates (the "Seidman Group") were defendants in a civil proceeding filed in federal district court by IBS Financial Corp. in November 1996 in connection with a proxy contest, state law matters and disclosure required under the federal securities laws. Following an appeal of the district court decision, the Third Circuit Court of Appeals, in February 1998, reversed in part and remanded in part the lower court decision. The Court of Appeals determined that a Schedule 13D filed by the Seidman Group had failed to adequately disclose information about persons in control of the Seidman Group. Pending the remand, an amended Schedule 13D was filed to provide additional disclosures about members of the Seidman Group. Thereafter, the federal district court entered a Judgment After Remand which directed the inclusion of these disclosures in the Schedule 13D.

         In November 1995, the acting director of the Office of Thrift Supervision ("OTS") issued a cease and desist order against Mr. Seidman ("C&D") after finding that Mr. Seidman recklessly engaged in unsafe and unsound practices in the business of a federally insured institution unrelated to IBS Financial Corp. The C&D actions complained of were Mr. Seidman's alleged obstruction of an OTS investigation. The C&D ordered him to cease and desist from (i) any attempts to hinder the OTS in the discharge of its regulatory responsibilities, including the conduct of any OTS examination or investigation; and (ii) any attempts to induce any person to withhold material information from the OTS related to the performance of its regulatory responsibilities. The C&D also provides that, for a period of no less than three
(3) years, if Mr. Seidman becomes an institution- affiliated party of any insured depository institution subject to the jurisdiction of the OTS, to the extent that his responsibilities include the preparation or review of any reports, documents, or other information that would be submitted or reviewed by the OTS in the discharge of its regulatory functions, then all such reports, documents, and other information shall, prior to submission to, or review by the OTS, be independently reviewed by the Board of Directors or a duly appointed committee of the Board to ensure that all material information and facts have been fully and adequately disclosed. In addition, a civil money penalty in the amount of $20,812 was assessed.

         Dr. Ronald S. Tecler. Dr. Tecler became a director of the Company and the Bank following the merger with AFSALA Bancorp, Inc. ("AFSALA"). The Company acquired AFSALA in November 1998. Prior to the merger, Dr. Tecler had been a director of Amsterdam Federal Bank since 1994 and a director of AFSALA since 1996. Dr. Tecler is the majority stockholder of a professional corporation engaged in the practice of dentistry in Amsterdam, New York and has practiced dentistry since 1965. Dr. Tecler is the Chairman of the Board of the Amsterdam Urban Renewal Agency, President and a board member of Industries for Amsterdam, Inc., a board member of the Twin Rivers Boy Scouts Council, a member of the Council on peer Review and Quality Assurance New York State Dental Association, and is active in the Amsterdam Rotary Club and the St. Mary's Hospital of Amsterdam Foundation.

         James J. Bettini, Sr. Mr. Bettini is Executive Vice President of Operations of Farm Family Holding Co., parent company of Farm Family Insurance, where he has been employed since 1979. He is past president of the Albany Association of Chartered Property and Casualty Underwriters, and served on the Amsterdam City Zoning Board of Appeals and the Amsterdam Golf Commission.

         Seymour Holtzman. Since 1990, Mr. Holtzman has served as Chairman and Chief Executive Officer of each of the following companies: Jewelcor Management & Consulting, Inc., a management and consulting firm in Wilkes-Barre, Pennsylvania; C.D. Peacock, Inc., a jewelry company based in Chicago, Illinois; Central European Capital Investors, Inc., an investment company operating in eastern Europe; and S.A. Peck & Co., a mail order jewelry company based in Chicago, Illinois. Mr. Holtzman has over 35 years of management experience, and has been an investor in the banking and thrift industries since 1972. A philanthropist, Mr. Holtzman has been honored as "Humanitarian of the Year" by the Cardinal Cushing School and Training Center in Boston, Massachusetts and "Man of the Year" by the B'nai B'rith Youth Services. Mr. Holtzman is a director of Designs, Inc. and the Chairman of the Board of Directors of Little Switzerland, Inc.

         Allan R. Lyons. Mr. Lyons is the owner of 21st Century Strategic Investment Planning, a company that Mr. Lyons began operating following his retirement in December 1999 as the Chairman of the Board and Chief Executive Officer of Piaker & Lyons, Vestal, New York. Mr.

Lyons had served as Chairman of the firm's personal financial planning committee and executive committee. Mr. Lyons had worked for Piaker & Lyons since 1964, and had become an executive of the firm in 1968. Mr. Lyons is a member of the American Institute of CPAs, the New York State Society of CPAs, and the International Association for Financial Planning. He is on the board of advisors of the Binghamton University School of Management, is a corporate member of United Health Services, and serves on the endowment committee of the United Jewish Appeal of Broome County. Mr. Lyons is a director of Officeland Inc., Retail Entertainment Group, Inc. and Franklin Credit Management Corporation.

         Charles E. Wright. Since 1976, Mr. Wright has been President of W.W. Custom Clad, Inc., Canajoharie, New York, a metal finishing company specializing in powder coatings. Prior to that time, Mr. Wright was a sales representative for the Industrial Coatings Division of Schenectady International in the New York and New England regions and a teacher and vocational guidance counselor at Canajoharie High School. Mr. Wright is a trustee of the Arkell Hall Foundation in Canajoharie and the Foundation of St. Mary's Hospital in Amsterdam.

         William L. Petrosino. Mr. Petrosino is a longtime local businessman in the wholesale beverage industry, operating beverage companies in the Amsterdam, South Glens Falls, Queensburg, and Schenectady, New York areas. He has served as a director of the Company since May 1999. He also owns and operates warehouse rental space in Montgomery and Fulton Counties, as well as residential rental properties in the Amsterdam area. Mr. Petrosino is a member of the Board of Directors of Amsterdam Memorial Hospital. He is a former Chairman of the Board of Directors of the Fulton-Montgomery-Schoharie Private Industry Council, and of the Workforce Development Board. Mr. Petrosino also previously served as Chairman of the Amsterdam City Planning Board and as a member of the board of directors of the Montgomery County Economic Development Zone.

         Lauren T. Barnett. Mr. Barnett became Chairman of the Board of the Company in 1998. Mr. Barnett served as Interim President and Chief Executive Officer of the Company and the Bank from July 1998 until the Company's merger with AFSALA Bancorp, Inc. ("AFSALA") in November 1998. Since 1957, Mr. Barnett has been the President of Barnett Agency, Inc., an insurance agency located in Amsterdam, New York. Mr. Barnett is also a licensed real estate broker.

         Dr. Daniel J. Greco. Dr. Greco became a director of the Company and the Bank following the merger with AFSALA. Prior to the merger, Dr. Greco had been a director of Amsterdam Federal Bank, a subsidiary of AFSALA, since 1980, and a director of AFSALA since its formation in 1996. Dr. Greco is a former school teacher and the retired superintendent of the Greater Amsterdam School District. Dr. Greco serves on the Board of Directors of the Amsterdam Memorial Hospital and Industries for Amsterdam, Inc. and is active in the Rotary Club, the Elks Club, and the Boy Scouts of America.

         John M. Lisicki. Mr. Lisicki became President and Chief Executive Officer of the Company and the Bank upon consummation of the merger with AFSALA in November 1998. Prior to the merger, Mr. Lisicki had served as President and Chief Executive Officer of Amsterdam Federal Bank since 1983 and as President and Chief Executive Officer of AFSALA since 1996. Mr. Lisicki is a current member, Treasurer and past Chairman of the Board of Trustees of Amsterdam Memorial Hospital, a member of the Board and former President of Industries for Amsterdam, a member of the Board and former Vice President of the Amsterdam Free Library, a member of the Board of the Sarah J. Sanford Home for Elderly Women, former President of the Foundation of Liberty Enterprises, as well as a member of its Board of Directors, and a former board member of Hospice Foundation, the Amsterdam City Center and the Advisory Board of St. Mary's Hospital.

         Charles S. Pedersen. Since 1985, Mr. Pedersen has been a manufacturers'
representative  for  various   international   fiberglass  and  related  product
companies. Mr. Pedersen's office is located in Amsterdam, New York.

         John A. Tesiero, Jr. Mr. Tesiero became a director of the Company and the Bank following the merger with AFSALA. Prior to the Merger, Mr. Tesiero had served as a director of Amsterdam Federal Bank since 1994 and of AFSALA since 1996. Mr. Tesiero is the sole owner and President and Chief Executive Officer of Cranesville Block Co., Inc., a construction supply business selling ready mix concrete, concrete block, sand, gravel and stone, located in Amsterdam, New York.

EXECUTIVE OFFICERS

         Benjamin Ziskin has been the Senior Vice President of the Company and the Bank since November 1998. Mr. Ziskin served as Treasurer of Amsterdam Federal Bank from 1985 to 1993 and was appointed Vice President of Amsterdam Federal Bank in 1989 and of AFSALA upon its formation in 1996.

         James J. Alescio is Senior Vice President, Chief Financial Officer and the Treasurer of the Company and the Bank, positions he has held with the Company since November 1998. Mr. Alescio served as Assistant Treasurer of Amsterdam Federal Bank from 1984 to 1987 and was appointed Treasurer and Chief Financial Officer of Amsterdam Federal Bank in 1993 and of AFSALA upon its formation.

         Thomas Nachod is Senior Vice President of the Company and the Bank. Mr. Nachod joined the Company in December 1998. Prior to joining the Company, he held the position of Senior Vice President at ALBANK. In addition, Mr. Nachod previously worked in a variety of rolls at KeyBank, as well as having served as Chief Executive Officer of two banks, Connecticut Community Bank in Greenwich, Connecticut and Fidelity Bank of Scottsdale, Arizona.

         Robert Kelly is Vice President, Secretary and General Counsel to the Company, positions he has held with the Company since its incorporation in June 1995. Mr. Kelly has been Vice President and General Counsel to the Bank since July 1994. In January 1995 he was appointed Secretary of the Bank. Prior to joining the Bank in 1994, Mr. Kelly was self-employed in the general practice of law in the State of New York.

                                   SCHEDULE II


                             SHARES OWNED BY AMBANC
                AND BY DIRECTORS AND EXECUTIVE OFFICERS OF AMBANC
                              AND THEIR ASSOCIATES

         As of August 9, 2000, Ambanc beneficially owned 304,650 Shares, or 3.8% of the outstanding Shares.1 Director Allan R. Lyons beneficially owned 7,600 Shares, or approximately 0.1%; Director William L. Petrosino beneficially owned 4,000 Shares, or 0.05%; and Senior Vice President Thomas Nachod beneficially owned 1,000 Shares, or 0.01%. No other director or executive officer and no associate of any director or executive officer beneficially owns any Shares.


-----------
1 Based on 7,912,255 Shares outstanding at June 22, 2000, as disclosed Cohoes' Proxy Statement for its Special Meeting of Shareholders to be held August 17, 2000 for the purpose of considering the Hudson- Cohoes Merger (the "Cohoes' Proxy Statement") as filed with the SEC on July 18, 2000.



            TRANSACTIONS IN SHARES DURING THE PAST 60 DAYS BY AMBANC
                AND BY DIRECTORS AND EXECUTIVE OFFICERS OF AMBANC


         Information regarding transactions in the Shares during the past 60 days is included in the Schedule TO filed with the SEC by Ambanc on August 9, 2000 under Item 8 "Interest in Securities of the Subject Company," which sets forth information regarding all transactions in the Shares effected during the past 60 days, including (1) the date of each transaction, (2) the number of Shares involved in each transaction, and (3) the price paid per Share in each transaction, exclusive of commissions. All of the transactions were effected through a registered broker.

         Except as disclosed under Item 8 "Interest in Securities of the Subject Company" of the Schedule TO filed by Ambanc with the SEC on August 9, 2000, there were no transactions effected in the Shares during the past 60 days.

                                  SCHEDULE III
          SECTION 203 OF THE DELAWARE GENERAL BUSINESS CORPORATION LAW

203      BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS.

(a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

         (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

         (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

         (3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

(b)      The restrictions contained in this section shall not apply if:

         (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;

         (2) the corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of the effective date of this section, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors.

         (3) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the three categories set out in subsection
(b)(4)hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

         (4) the corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on The Nasdaq Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

         (5) a stockholder becomes an interested  stockholder  inadvertently and
(i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

         (6) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph
(7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1)who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to Section 251(f) of the chapter, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less then 20 days notice to all interested stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph; or

         (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

         Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

         (c) As used in this section only, the term:

         (1) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

         (2) "associate," when used to indicate a relationship with any person, means (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

         (3) "business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

          (i) any merger or consolidation of the corporation or any direct or indirect majority - owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

          (iii)any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of this title; (C)pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such, (D)pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock by the corporation, provided however, that in no case under
               (C)-(E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

          (iv) any transaction involving the corporation or any director indirect majority -owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

          (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above)provided by or through the corporation or any direct or indirect majority owned subsidiary.

         (4) "control," including the term "controlling," "controlled by" and"under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

         (5) "interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23,1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either
(I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15%or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in
(A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         (6)   "person"   means  any   individual,   corporation,   partnership,
unincorporated association or other entity.

         (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

         (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

         (9) "owner" including the terms "own" and "owned" when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

          (i)  beneficially owns such stock, directly or indirectly; or

          (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10or more persons; or

          (iii)has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause
               (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

          (d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section a greater vote of stockholders than that specified in this section.

          (e)  The  Court  of   Chancery  is  hereby   vested   with   exclusive
               jurisdiction to hear and determine all matters with respect to this section. (Last amended by Ch. 79, L. `95, eff. 7-1-95.)

                        The Depositary for the Offer is:
                              D.F. King & Co., Inc.
                                Telephone Number:
                                 (781) 799-4433


By Mail:                  By Facsimile:           By Hand or Overnight Delivery
--------                  -------------           -----------------------------
D.F. King & Co., Inc.     D.F. King & Co., Inc.   D.F. King & Co., Inc.
P.O. Box 859208           (781) 356-4987          165 Bay State Drive
Braintree, MA 02185-9208                          Braintree, MA 02184

                 Confirm Facsimile by Telephone: (781) 799-4433




         Questions and requests for assistance may be directed to D.F. King & Co., Inc. at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to D.F. King & Co., Inc. or to brokers, dealers, commercial banks or trust companies.


                     The Information Agent for the Offer is:



                              D.F. King & Co., Inc.

                                 77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                     All Others Call Toll Free: 800-487-4870